Exhibit 99

Spirit AeroSystems Holdings, Inc.
3801 S. Oliver
Wichita, KS 67210
www.spiritaero.com

Spirit AeroSystems Holdings, Inc. Reports Third Quarter 2014 Financial Results; Revenues of $1.7 billion and EPS of $1.20; Raises 2014 Guidance
Third Quarter 2014 Consolidated Results and Outlook

•	Total Revenues of $1.7 billion, up 13% y/y

•	Fully diluted EPS of $1.20; including $0.30 for the partial release of the deferred tax valuation allowance

•	Cash Flow From Operations of $119 million, Free Cash Flow of $75 million*

•	2014 EPS guidance increased from $2.90 - $3.05 to $3.35 - $3.45 excluding the impact of deferred tax valuation allowance

•	2014 Free Cash Flow guidance increased to $275 million* from $250 million*

Wichita, Kan., Oct. 31, 2014 - Spirit AeroSystems Holdings, Inc. [NYSE: SPR] reported third quarter 2014 financial results reflecting continued healthy demand for large commercial aircraft and strong mature program operating performance. Spirit’s third quarter 2014 revenues were $1.7 billion, up from $1.5 billion for the same period in 2013 on higher deliveries.
Operating income was $216 million, up from $51 million for the same period in 2013. Net income for the quarter was $168 million, or $1.20 per fully diluted share.

Table 1. Summary Financial Results (unaudited)
	3rd Quarter			Nine Months
($ in millions, except per share data)	2014	2013	Change	2014	2013	Change
Revenues	$1,693	$1,504	13%	$5,225	$4,467	17%
Operating Income (Loss)	$216	$51	324%	$627	($44)	1,525%
Operating Income (Loss) as a % of Revenues	12.8%	3.4%	940 BPS	12.0%	(1.0%)	1,300 BPS
Net Income (Loss)	$168	$94	79%	$465	($35)	1,429%
Net Income (Loss) as a % of Revenues	9.9%	6.2%	370 BPS	8.9%	(0.8%)	970 BPS
Earnings (Loss) Per Share (Fully Diluted)	$1.20	$0.65	85%	$3.27	($0.24)	1,463%
Fully Diluted Weighted Avg Share Count	140.0	143.4		142.2	141.2

“It has been a good quarter for the industry as aerospace has seen a number of significant milestones. Boeing announced an increase in the 737 production rate to an all-time high of 52 per month beginning in 2018 following a previous announcement of 47 per month in 2017,” said President and Chief Executive Officer Larry Lawson.
* Non-GAAP financial measure, see Appendix for reconciliation.

“Another significant highlight this quarter was Airbus’ achievement of two important milestones. These milestones include type certification of the Airbus A350 by EASA and first flight of the Airbus A320neo. We would like to congratulate Airbus on these accomplishments and we are proud to be on the team,” Lawson continued.
“We are maximizing our internal capabilities more effectively. This quarter we continued to consolidate our global engineering resources to have better workforce stability, improved domain expertise and lower cost. We’re in the final stages of centralizing our procurement activities which is already yielding improvement in performance and cost,” Lawson continued.
Spirit’s backlog grew to a new record of approximately $44 billion at the end of the third quarter compared to $41 billion at the end of the second quarter.
Spirit updated its contract profitability estimates during the third quarter of 2014 due to improved performance and reduced risks, resulting in net pre-tax $33 million, or $0.16 per share#, favorable cumulative catch-up adjustments on mature programs.
In comparison, the third quarter of 2013 included net pre-tax charges of ($124) million and net pre-tax favorable cumulative catch-up adjustments of $28 million.
Free cash flow was a $75 million* source of cash for the third quarter of 2014, compared to a $128 million* source of cash for the third quarter of 2013 reflecting higher cash tax payments, partially offset by improved operational performance and lower capital expenditures. Year-to-date free cash flow was a $194 million* source of cash compared to a $7 million* source of cash in 2013. (Table 2)

Table 2. Cash Flow and Liquidity (unaudited)
	3rd Quarter		Nine Months
($ in millions)	2014	2013	2014	2013
Cash Flow from Operations	$119	$185	$328	$199
Purchases of Property, Plant & Equipment	($44)	($57)	($134)	($192)
Free Cash Flow*	$75	$128	$194	$7

Liquidity			October 2, 2014	December 31, 2013
Cash			$453	$421
Total Debt			$1,157	$1,167

Cash balances at the end of the quarter were $453 million and debt balances were $1,157 million. At the end of the third quarter of 2014, the company’s $650 million credit facility remained undrawn. The company’s credit rating remained unchanged at the end of the third quarter of 2014.
#  The earnings per share amount is presented net of income taxes of 31.0%.
* Non-GAAP financial measure, see Appendix for reconciliation.

On August 7, 2014, Spirit, Onex and certain current and former members of Spirit management entered into an underwriting agreement for the sale by such stockholders of 8,577,155 shares of Spirit’s Class A common stock in a secondary public offering. Following the completion of the offering, which closed on August 13, 2014, Onex no longer owned any shares of the company.

Financial Outlook and Risk to Future Financial Results
Spirit revenue guidance for the full-year 2014 is expected to be $6.8 to $6.9 billion based on Boeing’s 2014 projected deliveries of 715 to 725 aircraft; projected Airbus deliveries in 2014 at a similar level to those in 2013; internal Spirit forecasts for other customer production activities; and expected non-production revenues.
Fully diluted earnings per share guidance for 2014 is increased and is expected to be $3.35 to $3.45 per share and does not include the impact of the year-to-date and potential future adjustments to the deferred tax asset valuation allowance.
Free cash flow guidance is increased by $25 million and is now expected to be approximately $275 million* from previous guidance of $250 million*.
The effective tax rate for 2014 is forecasted to be approximately 30.0 to 31.0 percent, including the expected benefit of the U.S. Research Tax Credit for 2014, and excluding any potential adjustment to the valuation allowance recorded against the U.S. net deferred tax assets at the end of 2013. (Table 3)
Risks to our financial guidance are described in the Cautionary Statement Regarding Forward-Looking Statements contained in this release and in the “Risk Factors” section of our filings with the Securities and Exchange Commission.

Previous 2014
Table 3. Financial Outlook Updated October 31, 2014	Guidance	2014 Guidance

Revenues	$6.7 - $6.9 billion	$6.8 - $6.9 billion

Earnings Per Share (Fully Diluted)	$2.90 - $3.05	$3.35 - $3.45

Effective Tax Rate**	~30.0% - 31.0%	~30.0% - 31.0%

Free Cash Flow*	~$250 million	~$275 million

** Effective tax rate guidance, among other factors, assumes the benefit attributable to the extension of the U.S. Research Tax Credit and does not assume an impact for any potential adjustment to the valuation allowance recorded against the U.S. net deferred tax assets at the end of 2013.

* Non-GAAP financial measure, see Appendix for reconciliation.

Segment Results
Fuselage Systems
Fuselage Systems segment revenues in the third quarter of 2014 were $804 million, up from $710 million for the same period last year due to higher production deliveries. Operating margin for the third quarter of 2014 was 17.7 percent as compared to 4.2(1) (2) percent during the same period of 2013. In the third quarter of 2014 the segment recorded pre-tax $10 million favorable cumulative catch-up adjustments on mature programs. In comparison, the segment realized pre-tax forward loss charges of ($117) million and pre-tax $20 million favorable cumulative catch-up adjustments in the third quarter of 2013.

Propulsion Systems
Propulsion Systems segment revenues in the third quarter of 2014 rose to $442 million, from $389 million for the same period last year on higher production deliveries. Operating margin for the third quarter of 2014 was 18.5 percent as compared to 18.8(1) (2) percent in the third quarter of 2013. In the third quarter of 2014 the segment realized pre-tax $8 million favorable cumulative catch-up adjustments on mature programs. In comparison, the segment reported a pre-tax forward loss charge of ($1) million and pre-tax $4 million favorable cumulative catch-up adjustments in the third quarter of 2013.

Wing Systems
Wing Systems segment revenues in the third quarter of 2014 increased to $446 million, from $398 million for the same period last year on higher production deliveries. Operating margin for the third quarter of 2014 was 14.1 percent as compared to 9.5 (1) (2) percent during the same period of 2013. In the third quarter of 2014 the segment recorded pre-tax $15 million favorable cumulative catch-up adjustments on mature programs. In comparison, in the third quarter of 2013 the segment recorded a pre-tax forward loss charge of ($6) million and pre-tax $4 million favorable cumulative catch-up adjustments.

(1)
For the three months ended September 26, 2013, corporate SG&A of $1.4 million, $1.3 million and $1.9 million was reclassified from segment operating income for Fuselage, Propulsion, and Wing Systems, respectively, to conform to current year presentation.

(2)
For the three months ended September 26, 2013, research and development of $2.6 million, $1.7 million and $1.1 million was reclassified from segment operating income for Fuselage, Propulsion, and Wing Systems, respectively, to conform to current year presentation.

* Non-GAAP financial measure, see Appendix for reconciliation.

Cautionary Statement Regarding Forward-Looking Statements
This press release contains “forward-looking statements” that may involve many risks and uncertainties. Forward-looking statements reflect our current expectations or forecasts of future events. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “should,” “expect,” “anticipate,” “intend,” “estimate,” “believe,” “project,” “continue,” “plan,” “forecast,” or other similar words, or the negative thereof, unless the context requires otherwise. These statements reflect management’s current views with respect to future events and are subject to risks and uncertainties, both known and unknown. Our actual results may vary materially from those anticipated in forward-looking statements. We caution investors not to place undue reliance on any forward-looking statements. Important factors that could cause actual results to differ materially from those reflected in such forward-looking statements and that should be considered in evaluating our outlook include, but are not limited to, the following: 1) our ability to continue to grow our business and execute our growth strategy; 2) our ability to perform our obligations and manage costs related to our new and maturing programs; 3) margin pressures and the potential for additional forward losses on new and maturing programs; 4) our ability to accommodate, and the cost of accommodating, announced increases in the build rates of certain aircraft; 5) the effect on business and commercial aircraft demand and build rates of changing customer preferences, global economic conditions, and conflicts in the Middle East or Asia; 6) the success and timely execution of key milestones, such as certification and first delivery of Airbus' A350 XWB aircraft, receipt of necessary regulatory approvals and customer adherence to their announced schedules; 7) our ability to successfully negotiate future pricing under our agreements with Boeing, Airbus and our other customers; 8) our ability to enter into profitable supply arrangements with additional customers; 9) the ability of all parties to satisfy their performance requirements under existing supply contracts with our customers and the risk of nonpayment by such customers; 10) our ability to secure work for replacement programs; 11) any adverse impact on Boeing’s and Airbus’ production of aircraft; 12) any adverse impact on the demand for air travel or our operations from the outbreak of diseases or epidemic or pandemic outbreaks; 13) returns on pension plan assets and the impact of future discount rate changes on pension obligations; 14) our ability to borrow additional funds or refinance debt; 15) our ability to sell all or any portion of our Oklahoma sites on terms acceptable to us; 16) competition from commercial aerospace original equipment manufacturers and other aerostructures suppliers; 17) the effect of governmental laws, such as U.S. export control laws and U.S. and foreign anti-bribery laws such as the Foreign Corrupt Practices Act and United Kingdom Bribery Act, and environmental laws and agency regulations, both in the U.S. and abroad; 18) the cost and availability of raw materials and purchased components; 19) any reduction in our credit ratings; 20) our ability to recruit and retain highly skilled employees and our relationships with the unions representing many of our employees; 21) spending by the U.S. and other governments on defense; 22) the possibility that our cash flows and borrowing facilities may not be adequate; 23) our exposure under our existing senior secured revolving credit facility to higher interest payments should interest rates increase substantially; 24) the effectiveness of our interest rate and hedging programs; 25) the effectiveness of our internal control over financial reporting; 26) the outcome or impact of ongoing or future litigation, claims and regulatory actions; and 27) our exposure to potential product liability and warranty claims. These factors are not exhaustive and it is not possible for us to predict all factors that could cause actual results to differ materially from those reflected in our forward-looking statements.  These factors speak only as of the date hereof, and new factors may emerge or changes to the foregoing factors may occur that could impact our business. As with any projection or forecast, these statements are inherently susceptible to uncertainty and changes in circumstances. Except to the extent required by law, we undertake no obligation to, and expressly disclaim any obligation to, publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Additional information concerning these and other factors can be found in our filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

Appendix

Table 4. Segment Reporting	(unaudited)			(unaudited)
	3rd Quarter			Nine Months
($ in millions)	2014	2013	Change	2014	2013	Change
Segment Revenues
Fuselage Systems	$804.0	$710.3	13.2%	$2,567.3	$2,160.3	18.8%
Propulsion Systems	441.8	389.2	13.5%	1,352.5	1,183.1	14.3%
Wing Systems	446.2	397.8	12.2%	1,298.7	1,109.7	17.0%
All Other	1.0	6.4		6.3	13.5
Total Segment Revenues	$1,693.0	$1,503.7	12.6%	$5,224.8	$4,466.6	17.0%
Segment Earnings (Loss) from Operations
Fuselage Systems	$142.4	$29.8	377.9%	$416.6	$311.2	33.9%
Propulsion Systems	81.8	73.0	12.1%	248.2	226.4	9.6%
Wing Systems	63.1	37.9	66.5%	184.1	(343.9)	153.5%
All Other	(0.3)	0.7		—	4.1
Total Segment Operating Earnings (Loss)(1) (2)	$287.0	$141.4	103.0%	$848.9	$197.8	329.2%
Unallocated Expense
Corporate SG&A(1)	($50.0)	($52.8)	(5.3%)	($164.9)	($151.2)	9.1%
Impact From Severe Weather Event	—	(4.5)		—	(19.6)
Research & Development(2)	(8.7)	(7.5)	16.0%	(21.8)	(23.6)	(7.6%)
Cost of Sales	(12.0)	(26.1)	(54.0%)	(35.3)	(46.9)	(24.7%)
Total Earnings (Loss) from Operations	$216.3	$50.5	328.3%	$626.9	($43.5)	1,541.1%
Segment Operating Earnings (Loss) as % of Revenues
Fuselage Systems	17.7%	4.2%	1,350 BPS	16.2%	14.4%	180 BPS
Propulsion Systems	18.5%	18.8%	(30) BPS	18.4%	19.1%	(70) BPS
Wing Systems	14.1%	9.5%	460 BPS	14.2%	(31.0%)	4,520 BPS
All Other	(30.0%)	10.9%		0.0%	30.4%
Total Segment Operating Earnings (Loss) as % of Revenues	17.0%	9.4%	760 BPS	16.2%	4.4%	1,180 BPS
Total Operating Earnings (Loss) as % of Revenues	12.8%	3.4%	940 BPS	12.0%	(1.0%)	1,300 BPS

(1)
For the three months ended September 26, 2013, corporate SG&A of $1.4 million, $1.3 million and $1.9 million was reclassified from segment operating income for Fuselage, Propulsion, and Wing Systems, respectively, to conform to current year presentation. For the nine months ended September 26, 2013, corporate SG&A of $5.5 million, $3.4 million and $4.3 million was reclassified from segment operating income for Fuselage, Propulsion, and Wing Systems, respectively, to conform to current year presentation.

(2)
For the three months ended September 26, 2013, research and development of $2.6 million, $1.7 million and $1.1 million was reclassified from segment operating income for Fuselage, Propulsion, and Wing Systems, respectively, to conform to current year presentation. For the nine months ended September 26, 2013, research and development of $8.5 million, $6.1 million and $3.1 million was reclassified from segment operating income for Fuselage, Propulsion, and Wing Systems, respectively, to conform to current year presentation.

Contact information:

Investor Relations: Ghassan Awwad (316) 523-7040

Media:  Ken Evans (316) 523-4070

On the web: http://www.spiritaero.com

Spirit Ship Set Deliveries
(one ship set equals one aircraft)

	3rd Quarter		Nine Months
	2014	2013	2014**	2013
B737	124	114	379	335
B747	5	6	14	16
B767	4	3	10	14
B777	25	26	77	75
B787	26	15	90	46
Total	184	164	570	486

A320 Family*	132	116	381	376
A330/340	27	26	87	83
A350	4	1	11	4
A380	8	9	22	26
Total	171	152	501	489

Business/Regional Jet	37	27	105	66

Total Spirit	392	343	1,176	1,041

* 2013 A320 deliveries have been updated for the purpose of measuring wing ship set deliveries, from weighted average to total ship set.
** Includes four additional workdays as compared to prior year period.

Spirit AeroSystems Holdings, Inc.
Condensed Consolidated Statements of Operations
(unaudited)

	For the Three Months Ended		For the Nine Months Ended
	October 2, 2014	September 26, 2013	October 2, 2014	September 26, 2013
	($ in millions, except per share data)
Net revenues	$1,693.0	$1,503.7	$5,224.8	$4,466.6
Operating costs and expenses:
Cost of sales	1,418.0	1,388.4	4,411.2	4,315.7
Selling, general and administrative	50.0	52.8	164.9	151.2
Impact from severe weather event	—	4.5	—	19.6
Research and development	8.7	7.5	21.8	23.6
Total operating costs and expenses	1,476.7	1,453.2	4,597.9	4,510.1
Operating income (loss)	216.3	50.5	626.9	(43.5)
Interest expense and financing fee amortization	(16.0)	(17.1)	(72.2)	(52.0)
Interest income	0.2	0.1	0.4	0.2
Other (expense) income, net	(8.6)	7.4	(1.6)	(1.2)
Income (loss) before income taxes and equity in net income (loss) of affiliate	191.9	40.9	553.5	(96.5)
Income tax (provision) benefit	(23.9)	53.0	(88.9)	62.3
Income (loss) before equity in net income (loss) of affiliate	168.0	93.9	464.6	(34.2)
Equity in net income (loss) of affiliate	—	(0.2)	0.4	(0.3)
Net income (loss)	$168.0	$93.7	$465.0	($34.5)

Earnings (loss) per share
Basic	$1.21	$0.66	$3.30	($0.24)
Shares	138.6	141.4	140.4	141.2

Diluted	$1.20	$0.65	$3.27	($0.24)
Shares	140.0	143.4	142.2	141.2

Spirit AeroSystems Holdings, Inc.
Condensed Consolidated Balance Sheets
(unaudited)

	October 2, 2014	December 31, 2013
	($ in millions)
Current assets
Cash and cash equivalents	$452.8	$420.7
Accounts receivable, net	809.3	550.8
Inventory, net	1,886.1	1,842.6
Other current assets	79.0	130.1
Total current assets	3,227.2	2,944.2
Property, plant and equipment, net	1,784.9	1,803.3
Pension assets, net	276.8	252.6
Other assets	116.2	107.1
Total assets	$5,405.1	$5,107.2
Current liabilities
Accounts payable	$709.3	$753.7
Accrued expenses	272.9	220.6
Current portion of long-term debt	9.6	16.8
Advance payments, short-term	103.1	133.5
Deferred revenue, short-term	21.8	19.8
Other current liabilities	179.4	191.2
Total current liabilities	1,296.1	1,335.6
Long-term debt	1,147.0	1,150.5
Advance payments, long-term	713.3	728.9
Deferred revenue and other deferred credits	27.8	30.9
Pension/OPEB obligation	74.9	69.8
Other liabilities	331.2	310.5
Equity
Preferred stock, par value $0.01, 10,000,000 shares authorized, no shares issued	—	—
Common stock, Class A par value $0.01, 200,000,000 shares authorized, 141,164,346 and 120,946,429 shares issued, respectively	1.4	1.2
Common stock, Class B par value $0.01, 150,000,000 shares authorized, 73,330 and 23,851,694 shares issued, respectively	—	0.2
Additional paid-in capital	1,032.3	1,025.0
Accumulated other comprehensive (loss)	(63.9)	(54.6)
Retained earnings	973.7	508.7
Treasury stock, at cost (4,000,000 and zero shares, respectively)	(129.2)	—
Total shareholders’ equity	1,814.3	1,480.5
Noncontrolling interest	0.5	0.5
Total equity	1,814.8	1,481.0
Total liabilities and equity	$5,405.1	$5,107.2

Spirit AeroSystems Holdings, Inc.
Condensed Consolidated Statements of Cash Flows
(unaudited)

	For the Nine Months Ended
	October 2, 2014	September 26, 2013
	($ in millions)
Operating activities
Net income (loss)	$465.0	($34.5)
Adjustments to reconcile net income (loss) to net cash provided by operating activities
Depreciation expense	126.3	117.4
Amortization expense	26.7	8.7
Accretion of customer supply agreement	0.8	0.3
Employee stock compensation expense	12.7	15.7
Excess tax benefits from share-based payment arrangements	(2.4)	(0.5)
Loss on disposition of assets	0.3	0.2
Loss on interest rate swaps	0.1	—
Gain from hedge contracts	(1.4)	(1.9)
Loss from foreign currency transactions	4.3	3.3
Deferred taxes	2.1	(104.6)
Long-term tax provision	(1.2)	(2.5)
Pension and other post-retirement benefits, net	(19.2)	(10.8)
Grant income	(6.3)	(5.3)
Equity in net (income) loss of affiliate	(0.4)	0.3
Changes in assets and liabilities
Accounts receivable	(264.2)	(206.5)
Inventory, net	(122.5)	331.4
Accounts payable and accrued liabilities	61.3	87.5
Advance payments	(46.0)	(23.8)
Income taxes receivable/payable	37.2	(8.3)
Deferred revenue and other deferred credits	0.9	9.5
Other	54.2	23.7
Net cash provided by operating activities	328.3	199.3
Investing activities
Purchase of property, plant and equipment	(134.0)	(168.1)
Purchase of property, plant and equipment - severe weather related expenses	—	(23.4)
Other	0.4	(0.5)
Net cash used in investing activities	(133.6)	(192.0)
Financing activities
Proceeds from issuance of bonds	300.0	—
Principal payments of debt	(14.6)	(8.0)
Payment on bonds	(300.0)	—
Excess tax benefits from share-based payment arrangements	2.4	0.5
Debt issuance and financing costs	(20.8)	(4.1)
Purchase of treasury stock	(129.2)	—
Net cash used in financing activities	(162.2)	(11.6)
Effect of exchange rate changes on cash and cash equivalents	(0.4)	(0.8)
Net increase (decrease) in cash and cash equivalents for the period	32.1	(5.1)
Cash and cash equivalents, beginning of the period	420.7	440.7
Cash and cash equivalents, end of the period	$452.8	$435.6

Management believes the non-GAAP (Generally Accepted Accounting Principles) measures (indicated by *) used in this report provide investors with important perspectives into the company’s ongoing business performance. The company does not intend for the information to be considered in isolation or as a substitute for the related GAAP measure. Other companies may define the measure differently.

Free Cash Flow
($ in millions)

	3rd Quarter		Nine Months		Previous Guidance	Current Guidance
	2014	2013	2014	2013	2014	2014
Cash Provided by Operating Activities	$118.8	$185.0	$328.3	$199.3	$460 - $485	$475 - $500
Capital Expenditures	(44.4)	(56.5)	(134.0)	(191.5)	(210) - (235)	(200) - (225)
Free Cash Flow	$74.4	$128.5	$194.3	$7.8	~$250	~$275